DEAN HELLER Secretary of State204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299

(775) 684 5708Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form. ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of IncorporationFor Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.

Name of corporation:

2.

The articles have been amended as follows (provide article numbers, if available):

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the *

PTN INVESTMENT GROUP, INC.

Article 1.  Name of Corporation:  PRO TRAVEL NETWORK, INC.

Article 4.  Authorized Shares:

The aggregate number of shares which the corporation shall have the authority to issue shall consist of FIFTY MILLION 50,000,000 shares of Common Stock having a $.001 par value.

4.

Effective date of filing (optional)

5.

Officer Signature (required):

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause thisfiling to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule. Nevada Secretary of State AM 78.385 Amend 2003 Revised on: 11/03/03